SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

Revised November 2004

TABLE OF CONTENTS
CODE OF ETHICS

Chapter 01 - Statement of Policy	Page 03

Chapter 02 - Definitions	Page 04

Chapter 03 - Prohibited Transactions	Page 06

Purchases or Sales of Securities	Page 06
Initial public offerings	Page 06
Blackout Period	Page 06
Prvate Placements	Page 06
Short-Term Trading	Page 06
Gifts	Page 06
Outside Directorships and Employment	Page 07
Insider Information	Page 06
Communication with ccm employees	Page 06

Chapter 04 - Prohibited Transactions B Other	Page 09

Chapter 05 - Exempted Transactions	Page 10

Chapter 06 - Prior Approval of Securities Transactions	Page 11

Chapter 07 - Reporting	Page 12

Chapter 08 - Confidential and Proprietary Information	Page 14

Chapter 09 - Marketing Materials and Performance Statistics	Page 15

Chapter 10 - Review by the Board of Directors	Page 16

Chapter 11 - Sanctions	Page 17

Chapter 12 - Retention of Records	Page 18

APPENDICES
Insider Information
Background
Key Terms and Concepts
Consequences
Procedures

AIMR CODE OF ETHICS
UPDATES
SIGNATURE PAGES

Revised November 2004 Page ii of 19

CHAPTER 1

STATEMENT OF POLICY

SKBA Capital Management, LLC (SKBA) has adopted a Code of Ethics that sets forth its requirements and expectations for the business conduct of all of its employees. The Code of Ethics is adopted pursuant to Section 17j of the Investment Company Act of 1940 (the "Investment Company Act") and Section 204A of the Investment Advisers Act of 1940 and is intended:

To inform employees of the standards of conduct to which they will be held.

To provide guidelines regarding permitted and prohibited activities.

To describe the required reporting procedures necessary to comply with the Code of Ethics.

To describe the review process that will be used to enforce the Code.

To describe the sanctions for failure to comply with the Code of Ethics.

The Code of Ethics is applicable to all Principals/employees (all of whom will be referred to as Aemployees=) of SKBA and is based on the principle that SKBA employees owe a fiduciary duty to the clients of SKBA to conduct their affairs, including their personal securities transactions, in such a manner as to reflect the duty to place the interests of clients first and to avoid: (1) serving their own personal interests ahead of the interests of our clients, (2) taking advantage of their positions, and (3) any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility.

As an employee, you are responsible for:

Following the Code of Ethics.

Reporting any conflict of interest or failure to follow this Code to your supervisor or the Chief Compliance Officer.

Reporting any suspected fraudulent or illegal activity to the Chief Compliance Officer.

Complying with all applicable federal securities laws.

Annually, the Chief Compliance Officer will review the Code of Ethics with the Board of Directors. Any violations that require significant remedial action will be reported to the Board.

Please direct any questions and report any suspected fraudulent or illegal activity to the Chief Compliance Officer.

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CHAPTER 2

Definitions

"Board of Directors" means the Board of Directors of SKBA.

"Employee" means any individual member (or APrincipal=) of SKBA and any person employed by SKBA on a full- or part-time basis, including officers and directors of SKBA. Members of SKBA's Board of Directors who are not employed by SKBA on a full- or part-time basis are not employees.

"Access Person" means every employee and is referred to herein as Aemployee=.

A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

"Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include:

Securities which an employee holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly.

Securities held in the name of the employee's spouse or minor children or other relatives sharing the same household with the employee.

Securities held by the employee as a trustee, executor, or administrator or held for the benefit of the employee by custodians or brokers.

Securities owned by a partnership of which the employee is a member.

Securities held by a corporation which can be regarded as a personal holding company of an employee.

Securities recently purchased by an employee and awaiting transfer into his or her name.

ACCM= means Convergent Capital Management LLC.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under these statutes, and the Bank Secrecy Act as it applies to investment companies and advisers and any rules adopted thereunder by the Commission or Department of Treasury.

"Outside Director" means a director of SKBA who is not an employee.

"Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

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"Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated from time to time by the Board of Directors.

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Chapter 3

Prohibited Transactions

Purchases or Sales of Securities

No employee or Outside Director of SKBA should be permitted to profit from the securities activities of SKBA's clients. Accordingly, no employees or Outside Directors of SKBA shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

Is being considered for purchase or sale for a client account.

Is being purchased or sold for a client account.

No employee or Outside Director with such actual knowledge shall disclose to other persons the securities activities engaged in or contemplated for client accounts.

Initial Public Offerings

No employee shall acquire any securities in an initial public offering in order to preclude any possibility of such person profiting from his or her position with SKBA.

Blackout Period

No employee shall purchase or sell a security within at least three calendar days before and after a client trades in that security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

Private Placements

No employee shall purchase any securities in a private placement without prior approval of the Chief Compliance Officer or other officer designated by the Board of Directors. Any person authorized to purchase securities in a private placement shall disclose that investment whenever such person becomes involved in the subsequent consideration of an investment of client funds in the same issuer. In such circumstances, any decision to purchase securities of the issuer shall be subject to independent review by SKBA's officers with no personal interest in the issuer.

Short-Term Trading

No employee shall profit in the purchase and sale or sale and purchase of the same (or equivalent) securities within 14 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

Gifts

No employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers, clients, potential clients, vendors, or other persons providing services to SKBA because of such person's association with SKBA.

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For purposes of this Section, the following gifts will not be considered to be in violation of this Section:

An occasional meal.

An occasional ticket to a sporting event, the theater or comparable entertainment.

A holiday gift of fruit or other foods provided, however, that such gift is made available to all members of the recipient's department.

No employee shall give anything of value, either directly or indirectly, to broker-dealers, clients, potential clients, vendors, or other persons providing services to SKBA because of such person's association with SKBA.

For purposes of this Section, the following gifts will not be considered to be in violation of this Section:

An occasional meal.

An occasional ticket to a sporting event, the theater or comparable entertainment.

A holiday gift of fruit or other foods provided, however, that such gift is made available to all members of the recipient's department.

Gifts that do not exceed $100 in value in any calendar year, provided that cash gifts are completely prohibited.

Outside Directorships and Employment

No employee shall serve on the board of directors of any publicly traded company without prior written authorization of the President of SKBA with a copy to the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of SKBA's clients.

Employees are expected to devote full time to SKBA's interests and the interests of its clients during regular working hours and during any additional time that is required. SKBA discourages outside employment although it may be approved in exceptional circumstances where it does not interfere, compete, or conflict with the interests of SKBA or any of its clients. Any outside employment must be approved in writing in advance by the President, with a copy to the Chief Compliance Officer.

Insider Information

No employee shall reveal any material insider information about a company to any person who does not have a legitimate need to know such information. No employee shall buy or sell securities (whether for his or her own account or any account in which he or she has a beneficial interest or for the account of a client) or recommend the purchase or sale of securities to others while such employee is in possession of material non-public information about the issuer of such securities.

Information is "material" if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold the security. Information is "non-public" or "inside" if it has not been disclosed to the public.

Any employee who believes he or she has come into possession of inside information about a company shall notify the President at once so that appropriate security measures can be implemented.

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Please refer to Appendix for additional information regarding Insider Information.

Communications with CCM employees

1.            Prohibited Communication. No employee or Outside Director of SKBA shall discuss in person or by telephone, any information relating to the voting or investment of an equity security held in a specific client account of SKBA in the presence, or within the hearing, of any employee, officer or director of CCM or in any way distribute that information to those persons

SKBA must use its best efforts to preclude releasing or discussing any information on the voting or disposition of an equity security held in a specific client account at a meeting in which that CCM-related person is present. If such information is discussed with, or in the presence of, the CCM-related person serving as an Outside Director, that person is prohibited from communicating that information to any other CCM employee, officer or director.

Notwithstanding the preceding statements, employees, officers or directors of CCM and employees of SKBA may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of SKBA.

2.            Physical Security. The offices and record storage areas occupied by employees of SKBA, and in which the records and files on information relating to the voting or investments of an equity security held in a client account of SKBA are maintained, shall be physically separate from the offices and record storage areas occupied by employees, officers and directors of CCM.

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CHAPTER 4

Prohibited Transactions - Other

SKBA, on behalf of a client, shall invest in a security of an issuer of which a director or officer of SKBA has an affiliation only under the following circumstances:

SKBA has no prior communications with the affiliated director or officer concerning either the issuer or the purchase of the security.

Following the purchase of any such security, the affiliated director or officer shall not participate in any discussions or have any other communications with the members of the Board of Directors of SKBA concerning the issuer or the purchase, sale, or holding of any of its securities.

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CHAPTER 5

EXEMPTED TRANSACTIONS

The prohibitions of Chapter 3 of this Code of Ethics shall not apply to:

Purchases or sales effected in any account over which the employee has no direct or indirect influence or control.

Purchases or sales which are non-volitional on the part of either the employee or a client account.

Purchases which are part of an automatic dividend reinvestment plan in an open end mutual fund. All employees shall be required to report all dividend reinvestment plans if not part of an open end mutual fund.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Purchases or sales which receive the prior approval of a designated officer of SKBA in the discretion of such officer which discretion may be based on one or more of the following reasons:

The purchases or sales are only remotely potentially harmful to a client.

The purchases or sales would be very unlikely to affect a highly institutional market.

The purchases or sales clearly are not related economically to the securities to be purchased, sold, or held in the client account.

Purchases by registered open-end investment companies in which an employee has invested securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated from time to time by the Board of Directors.

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CHAPTER 6

PRIOR APPROVAL OF SECURITIES TRANSACTIONS

All employees shall receive prior approval from an officer designated by the Board of Directors of SKBA before purchasing or selling securities and shall at that time disclose any conflicts of interest involving the issuer of the securities to be purchased or sold. Employees are required to complete a Securities Transactions Approval Request form in gaining prior approval for their trades. (See ASignature Pages= section.)

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CHAPTER 7

REPORTING

Every employee shall complete a Personal Securities Account & Holdings Disclosure and an Affiliated Person Questionnaire no later than 10 days after commencing employment, and a Personal Securities Account & Holdings Disclosure annually thereafter. The information provided must be current as of a date no more than 45 days prior to the individual becoming an employee or the date the report is submitted. The forms to be used for this purpose are attached hereto as Exhibits B and C. (See ASignature Pages= section.)

Every employee shall certify no later than 10 days after commencing employment and annually thereafter that:

He or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto.

He or she has complied with the requirements of the Code of Ethics.

He or she has reported all personal securities transactions and personal securities holdings required to be reported pursuant to the requirements of the Code of Ethics.

The information he or she has supplied on the Affiliated Person Questionnaire is true and complete.

The Employee Certification Form to be used for this purpose is attached hereto as Exhibit D. (See ASignature Pages= section.)

Every employee shall report to the Chief Compliance Officer the information described in Paragraph 5 of this section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security provided, however, that an employee shall not be required to make a report with respect to transactions, including transactions effected pursuant to an automatic investment plan, effected for any account over which such person does not have any direct or indirect influence.

Except as provided below for CCM Directors, an Outside Director need only report a transaction in a security if such director at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by SKBA, or was being considered for purchase by SKBA, for a client. Reports shall be submitted in accordance with paragraph 5 of Chapter 7.

Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every employee shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the Securities Transaction Report attached hereto as Exhibit E (see ASignature Pages= section) or on any other form containing the following information:

The date of the transaction, the title and the number of shares, and the principal amount of each security involved.

The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).

The price at which the transaction was effected.

The name of the broker, dealer, or bank with or through whom the transaction was effected.

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The date the report is submitted by the employee.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Every employee shall direct all of his or her brokers to supply to the Chief Compliance Officer on a timely basis duplicate copies of the confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts.

Every employee shall notify the Chief Compliance Officer of any personal conflict of interest relationship which may involve the client accounts of SKBA, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client accounts. Such notification shall occur in the pre-clearance process. (See ASignature Pages= section.)

The forms attached hereto as Exhibits A, B, C, D, and E may be changed from time to time in the discretion of the Board of Directors or a designated officer.

All reports required to be completed in the ASignature Pages= section of the Code of Ethics and elsewhere in this Code must be complete, accurate, and timely. Each report will be reviewed for compliance with this Code by the Chief Compliance Officer and/or the Compliance Assistant. In particular, securities transactions forms will be monitored for compliance with this Code of Ethics and consistency with personal trading patterns.

Every CCM employee or officer who serves on the Board of Directors of SKBA is required by CCM=s Code of Conduct to report to SKBA all transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that any employee shall not be required to make a report with respect to:

(i)	transactions for any account over which such person does not have any direct or indirect influence;

(ii)	purchases and sales of securities which are direct obligations of the United States;

(iii)	purchases and sales (redemptions) of shares of open-end investment companies
(mutual funds), including transactions in mutual funds that are investment options under CCM=s 401(k) or other benefit plan; or

(iv)       regular purchase through a dividend reinvestment plan.

These reports must be made no later than 30 days after the end of the calendar quarter in which the transaction was effected and in the form required by CCM=s Code of Conduct.

If an employee becomes aware of any violation of the Code, the individual is required to report such violation to the Chief Compliance Officer promptly. It is SKBA’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of the Code.

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CHAPTER 8

CONFIDENTIAL AND PROPRIETARY INFORMATION

Information that is not public is considered to be proprietary to SKBA. This includes information about SKBA itself, its clients, potential clients, and employees.

Employees of SKBA are prohibited from revealing any confidential or proprietary information about SKBA, its clients, potential clients, or employees to anyone except other employees during the ordinary course of performing their job responsibilities. The privacy of records and other information regarding clients, potential clients, and employees must be maintained.

Proprietary information may not be used for personal advantage or revealed to anyone outside of SKBA without legal due process or as required by law; any outside requests for such information must be approved by the Chief Compliance Officer.

Employees who leave SKBA are prohibited from keeping any originals or copies of any information (notes, proposals, statements, etc.) belonging to SKBA, or using any confidential or proprietary information for their own or another's gain.

See also ACommunications With CCM Employees= in Chapter 3.

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CHAPTER 9

MARKETING MATERIALS AND PERFORMANCE STATISTICS

Only the marketing materials and performance statistics developed and provided by the Client Services/Marketing area should be used. Any exception to this rule must be specifically approved in advance of use of any other materials by the Chief Compliance Officer.

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CHAPTER 10

REVIEW BY THE BOARD OF DIRECTORS

The Chief Compliance Officer shall report all violations of this Code of Ethics to the Board of Directors on a timely basis.

The Chief Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Board of Directors of SKBA. Such annual report shall:

Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year.

Identify any violations requiring significant remedial action during the past year.

Identify any recommended changes in the existing restrictions or procedures based upon SKBA's experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

SKBA is also required to report violations of this Code of Ethics to CCM=s legal counsel, as provided in compliance procedures followed by the Chief Compliance Officer.

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CHAPTER 11

SANCTIONS

Upon discovery of a violation of this Code, the Board of Directors of SKBA may impose such sanctions as the members deem appropriate, including among other things, a letter of censure or suspension or termination of the employment of the violator or notification to the appropriate regulatory agencies.

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CHAPTER 12

RETENTION OF RECORDS

This Code of Ethics, a copy of each report filed by employees, any written report relating to the interpretation of such Codes or violations thereunder, and lists of all persons required to make reports shall be preserved with the records of the Chief Compliance Officer for the period required by Rule 17j-1 under the 1940 Act.

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SKBA CAPITAL MANAGEMENT, LLC

Code of Ethics

ACKNOWLEDGMENT OF RECEIPT

I have received my copy of SKBA Capital Management’s Code of Ethics. I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code.

Date: ________________________	Signature: ____________________________

Print Name: ____________________________

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APPENDIX

INSIDER INFORMATION

SKBA is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis helps investors in securities markets to operate on more complete and accurate information, which is one of the goals of the federal securities laws. It is illegal, however, under securities laws to trade or recommend trades in a security while using or even, in some cases, in possession of certain information about that security or its issuer, regardless of whether that information was a reason for making or recommending the trade. It is the policy of SKBA to conduct its business within all legal limits, and to ensure that its employees do so. This section of the Code of Ethics sets forth the legal prohibitions and procedures all employees must observe to comply with the law.

The term “inside trading” is generally used to refer to (i) transactions in securities using or when in possession of material, nonpublic information, and (ii) certain communications of material, nonpublic information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	The purchase or sale of securities by an insider using or when in possession of material, nonpublic information;

2)	The purchase or sale of securities by a non-insider using or when in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

3)	The communication of material, nonpublic information, or recommending a securities transaction while in possession of material, nonpublic information, to another person who purchases or sells the security. (This is commonly referred to as “tipping.”)

All employees of SKBA are prohibited from trading, for themselves, SKBA or any client, in any security while in possession of material, nonpublic information concerning that security or its issuer. Limited exceptions to this policy exist, any and all transactions that would be exceptions must be cleared in advance in writing with the Chief Compliance Officer, who may consult with SKBA’s securities counsel before approval will be granted. In addition, the following activities are absolutely prohibited: (1) tipping or communication of material, nonpublic information other than for lawful, authorized corporate purposes; (2) recommending the purchase or sale of any security without disclosing any material, nonpublic information relating to that security to the person on the other side of the transaction; and (3) knowingly assisting someone engaged in any of these activities. All information relating to SKBA’s activities, including investment analyses, investment recommendations, and proposed and actual trades for SKBA or our clients, is proprietary to SKBA and must be kept confidential. Where such information is material, it should be treated as material, nonpublic information; that is, you must not trade on it for your own account, and you must not disclose it to anyone inside or outside SKBA who does not need the information in the course of our business.

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Each of the bold-faced terms in the preceding paragraphs has a legal definition developed by the Securities and Exchange Commission (the “SEC”) and the courts; a brief discussion of each term may be found in the section of this memorandum entitled “Key Terms and Concepts”. Each employee should review our policy and the defined terms carefully; any questions should be directed to the Chief Compliance Officer.

BACKGROUND

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws administered by the SEC and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last decade.

In 1984, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons. Even though such persons neither trade while in possession of nor tip material, nonpublic information, each such person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the insider trader for failing to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information. ITFSEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

Key Terms and Concepts

“Insiders” of a corporation are generally its officers, directors, certain employees and controlling shareholders, and their close friends and relatives. Individuals and entities outside a corporation who gain inside information in the course of dealings with that corporation may be legally considered “temporary” or “constructive” insiders of the corporation and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the corporation in major corporate transactions, are insiders for purposes of insider trading laws. IF YOU RECEIVE MATERIAL, NON-PUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY CORPORATE INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY’S SECURITIES, FOR YOURSELF OR ANY OF SKBA’S CLIENTS, WITHOUT FIRST CONSULTING THE CHIEF COMPLIANCE OFFICER, who may contact SKBA’s legal counsel before determining how to proceed.

“Tipping” is the disclosure of material, nonpublic information about a corporation or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the corporation, by one who has misappropriated the information, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers;” those who receive the information are called “tippees.” Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee. DO NOT DISCLOSE TIPPED INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THIS POLICY. YOU AND SKBA MAY BE LIABLE IF ANYONE TRADES USING OR WHEN IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

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“Material” information is information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company’s securities. Trading while in possession of certain nonpublic information is illegal if the information is “material”. It is information that, if generally known, would affect the market price of the security. If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. Information that has been selectively disclosed to a few analysts or investors is also not public. Public information has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media. Once information has become public, insiders, misappropriators, and tippees must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer. Any questions concerning whether certain information has become public should be referred to the Chief Compliance Officer.

Consequences

Individuals who trade using or when in possession of material, nonpublic information, or tip such information to others who trade, are subject to disgorgement of the profit gained or loss avoided, a civil penalty of up to three times the profit gained or the loss avoided, a criminal fine of up to $1 million (regardless of the profit gained or loss avoided), and a jail term of up to ten years. A company or any supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, inside information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee’s violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for other persons, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any violation by any employee of SKBA’s policies and procedures set forth in this memorandum may result in dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, SKBA may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage SKBA’s reputation and the individual’s career. It is essential to avoid even the appearance of impropriety.

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Procedures

If at any time you believe that you may have come into possession of material, nonpublic information, or if you believe our firm’s activities may have created material, nonpublic information, the following procedures must be followed:

1)	Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of SKBA and its clients, and trading in any accounts in which you have any interest or over which you have discretion.

2)	Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of SKBA and your business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the company’s securities.

3)	Immediately inform the Chief Compliance Officer of all details of the situation, so that appropriate security procedures can be implemented firm-wide. Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

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EXHIBIT A

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

securities transactions approval request

I, _____________________________________, request approval for the following securities transactions.

Account Name	Account Number	Brokerage Firm	Security Name	Security Symbol	Shares	Buy/Sell

To my knowledge, the proposed trade is not, and will not become, a prohibited transaction under the Code.

Signed:	___________________________________	Approved:	____________________________________

Date:	___________________________________	Date:	____________________________________

Revised November 2004

EXHIBIT B

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

new employee and annual
personal securities account and holdings disclosure

Name:	_________________________________

Date:	_________________________________

The following list contains all accounts of which I am (directly or indirectly) the beneficial owner and have direct or indirect influence or control and is current as of a date no more than 45 days prior to the date I became an employee (for new employees) or the date I submitted this report (for annual reports).

Account Title	Account Number	Brokerage/Financial Institution

Please attach the current account statements showing all securities held in each account listed including number of shares and principal amount.

Signature:	______________________________	Date:	________________________________

Revised November 2004

AFFILIATED PERSONS QUESTIONNAIRE

EXHIBIT C

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

AFFILIATED PERSON QUESTIONNAIRE

IT IS EXTREMELY IMPORTANT THAT YOU REVIEW AND COMPLETE EACH QUESTION ON THIS QUESTIONNAIRE FULLY AND ACCURATELY. INACCURATE OR INCOMPLETE INFORMATION ON FORMS FILED BY THE FIRM OR IN OTHER DISCLOSURE DOCUMENTS CAN RESULT IN DISCIPLINARY OR OTHER REGULATORY PROCEEDINGS.

Please answer the following questions. For any YES answer, please provide a complete explanation on the page at the end of the form, &#-4031;Additional Information.&#-4032;

1.	In the past ten years have you ever been convicted of or pleaded guilty or nolo contendere (&#-4031;no contest&#-4032;) or are you the named subject of a pending criminal proceeding with respect to:

a.	A felony or misdemeanor involving an investment or investment related business, fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting, or extortion?

yes	no

b.	Any other felony?

yes	no

2.	In the past ten years have you or any organization over which you exercised management or policy control ever been charged (accused in a formal complaint, information, or indictment) with any felony or charged with a misdemeanor specified in question 1(a) or (b) above?

yes	no

3.	Has any court:

a.	In the past ten years enjoined you or otherwise limited your activities in connection with any investment related activity?

yes	no

Revised November 2004 Page 1 of 5

AFFILIATED PERSON QUESTIONNAIRE

b.	Ever found you to have been involved in a violation of any investment related regulations or statutes?
yes	no

4.  Has the SEC or Commodity Futures Trading Commission ever:

a.	Found you to have made a false statement or omission?

yes	no

b.	Found you to have been involved in a violation of its regulations or statutes or any other investment related regulation or statute?

yes	no

c.	Found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

yes	no

d.	Entered an order denying, suspending, or revoking your registration or otherwise disciplined you by restricting your activities (including barring, suspending, or limiting association) with an investment related business or otherwise limiting investment related activities?

yes	no

5.  Has any other federal regulatory agency or any state regulatory agency:

a.	Ever found you to have made a false statement or omission or been dishonest, unfair, or unethical?

yes   no

b.	Ever found you to have been involved in a violation of investment related regulations or statutes?

yes   no

c.	Ever found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

yes   no

d.	In the past ten years, entered an order against you in connection with any investment related activity?

yes   no

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AFFILIATED PERSON QUESTIONNAIRE

e.	Ever denied, suspended, or revoked your registration or license; prevented or otherwise limited you from associating with an investment related business; or otherwise disciplined you by restricting your activities, including barring, suspending, or limiting association with an investment related business or otherwise limiting investment related activities?

yes	no

f.	Ever revoked or suspended your license as an attorney or accountant?

yes	no

6.	Has any self-regulatory organization (e.g., the NASD, the NYSE, or any national securities exchange) or commodities exchange ever:

a.	Found you to have made a false statement or omission?

yes	no

b.    Found you to have been involved in a violation of its rules?

yes	no

c.	Ever found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

yes	no

d.	Disciplined you by expelling or suspending you from membership by barring or suspending your association with other members or otherwise restricting your activities?

yes	no

e.    Fined you more than $2,500.00?

yes	no

7.	Has any foreign government, court, regulatory agency, or exchange ever entered an order against you related to investments or fraud?

yes	no

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AFFILIATED PERSON QUESTIONNAIRE

8.	Are you now the subject of any proceeding with could result in a &#-4031;yes&#-4032; answer to the above questions?

yes	no

9.	Have you failed in business, made a compromise with creditors, filed a bankruptcy petition, or been declared bankrupt?

yes	no

10.	Have you ever been affiliated with a securities firm that has been declared bankrupt, had a trustee appointed under the Securities Investor Protection Act, or had a direct payment procedure begun?

yes	no

Signed: __________________________________

Name: ___________________________________

Date: ____________________________________

Revised November 2004 Page 4 of 5

AFFILIATED PERSON QUESTIONNAIRE

Additional information for _________________________________________________

For any question which you have answered YES please provide additional information below. Include the firm and individuals involved, the type and date of any regulatory action, the court or regulatory body taking the action, and a description of the action.

Question Number                Explanation/Information

Revised November 2004 Page 5 of 5

EXHIBIT D

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

NEW EMPLOYEE AND ANNUAL ACKNOWLEDGMENT RECEIPT

I hereby certify:

That I have read the SKBA Capital Management, LLC Code of Ethics and the Association for Investment Management and Research (AIMR) Code of Ethics and Standards of Professional Conduct,

That I have had the opportunity to ask any question that I may have concerning the meaning and interpretation of the policies and procedures contained therein,

That I understand the obligations set forth therein applicable to me, and

That I agree to abide by and comply with all such policies and procedures.

I further certify that the information I have supplied on the Securities Accounts Disclosure and the Affiliated Person Questionnaire is true and complete.

Signed:                   ___________________________________

Name:                     ___________________________________

Date:                       ___________________________________

Revised November 2004

EXHIBIT E

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

QUARTERLY SECURITIES TRANSACTION REPORT

Employee Name:          ___________________________

For the Quarter Ending:

In the quarter referred to above, I had:

_________               No reportable transactions in securities accounts in which I had a direct or indirect beneficial ownership.

_________               Previously reported all transactions in securities accounts in which I had a direct or indirect beneficial ownership and for which SKBA receives duplicate confirmations and statements.

_________               Reportable transactions that were not previously disclosed, but are reported on the attached documentation.

This report excludes (a) transactions with respect to which I had no direct or indirect influence or control , including transactions effected pursuant to an automatic investment plan, and (b) transactions not required to be reported.

I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve any client of SKBA Capital Management such as the existence of any economic relationship between my transactions and securities held or to be acquired by any of the firm=s clients.

Signed:                _________________________                Date:                _________________________

Revised November 2004